Exhibit 99.1

SeraCare Announces Receipt of Notice from NASDAQ

Oceanside, Ca – December 23, 2005 –SeraCare Life Sciences, Inc. (NASDAQ - SRLS), today announced that due to its failure to timely file a Form 10-K for its fiscal year ended September 30, 2005, in violation of NASDAQ Marketplace Rule 4310(c)(14), it has received a staff determination letter from NASDAQ indicating that the Company’s securities will be delisted from NASDAQ at the opening of business on December 30, 2005, unless the Company requests a hearing before NASDAQ’s Listing Qualifications Panel to review NASDAQ’s decision to delist the Company’s securities. The Company intends to request such a hearing. The Company’s securities will remain listed on NASDAQ pending the outcome of such hearing.

The Company was advised by NASDAQ in such letter that the Company’s trading symbol will change from “SRLS” to “SRLSE” commencing at the opening of business on December 23, 2005.

About SeraCare Life Sciences

SeraCare Life Sciences Inc. is a manufacturer and provider of biological products and services to diagnostic, therapeutic, drug discovery, and research organizations. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the SeraCare BioBank(TM), a proprietary database of medical information and associated blood, plasma, DNA and RNA samples. Headquartered in Oceanside, CA, SeraCare conducts business throughout the world, and is traded on the NASDAQ national stock market under the symbol SRLSE. For additional information about SeraCare Life Sciences Inc., please visit the Company’s web site at www.seracare.com.

Safe Harbor Forward Looking Statements

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements. Information on factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2004 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other public filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact:

The Trout Group

Tim Ryan, 212-477-9007x24

tryan@troutgroup.com

Source: SeraCare Life Sciences, Inc.